UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of The

Securities Exchange Act of 1934

CRACKER BARREL OLD COUNTRY STORE, INC.

(Exact name of registrant as specified in its charter)

Tennessee	0-25225	62-1749513
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

305 Hartmann Drive, P.O. Box 787 Lebanon, Tennessee		37088-0787
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 444-5533

Not Applicable

(Former name or former address if changed since last report.)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Registration Statement on Form 8-A filed by Cracker Barrel Old Country Store, Inc. (the “Company”) with the Securities and Exchange Commission on September 23, 2011 is incorporated herein by reference and is hereby amended and supplemented as follows:

(a)	Add the following paragraph after the first paragraph of Item 1:

“On December 11, 2011, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement. The effect of the Amendment is to allow certain institutional investors who are eligible to report their beneficial ownership of the Company’s common stock on Schedule 13G to acquire up to 20% of the Company’s common stock then outstanding without becoming “Acquiring Persons” under the Rights Agreement.”

(b)	After the words “10% or more” in the second paragraph of Item 1, add the words “(or in the case of certain passive institutional shareholders, 20% or more)”.

(c)	After the words “10% or more” in the sixth paragraph of Item 1, add the words “(or in the case of certain passive institutional shareholders, 20% or more)”.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 2.	Exhibits.

4.1	Amendment No. 1 to Rights Agreement, dated as of December 11, 2011, between the Company and American Stock Transfer & Trust Company, LLC (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 12, 2011).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 12, 2011

CRACKER BARREL OLD COUNTRY STORE, INC.

By:	/S/ LAWRENCE E. HYATT
Name:	Lawrence E. Hyatt
Title:	Senior Vice President and
Chief Financial Officer

Exhibit Index

4.1.	Amendment No. 1 to Rights Agreement, dated as of December 11, 2011, between the Company and American Stock Transfer & Trust Company, LLC (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 12, 2011).